Exhibit 3.3
CERTIFICATE OF DESIGNATION
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
aVinci Media Corporation

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

I, the undersigned, being the President of aVinci Media Corporation, a Delaware Corporation (the “Corporation”), hereby certify in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware that the Board of Directors of the Corporation (“Board of Directors”) duly adopted the following resolution on March 31, 2009:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, this Board of Directors hereby creates, from the 50,000,000 shares of preferred stock (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock having the following terms and designations:

Section 1.                      Designation and Amount. The shares of this series, having a par value of $0.01 per share, shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 1,500,000. Each share of the Series A Preferred Stock shall have a stated value (“Stated Value”) of $1.00.  The relative rights, preferences and limitations of the Series A Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation (“Common Stock”), except as otherwise provided herein.

Section 2.                      Dividends. The holders (“Holders”) of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available, dividends at an annual rate of 8% of the Stated Value. Dividends shall be cumulative and shall accrue on each share of the outstanding Series A Preferred Stock from the date of its issue.  Dividends shall be payable in cash or, at the discretion of the Corporation, in shares of Common Stock at the price of Twenty Cents ($0.20) per share of Common Stock; provided that the Corporation shall not pay any cash dividend until the Corporation reports positive net income for two consecutive quarters as reported in the Corporation’s public quarterly reports.  No dividend shall be paid on the Common Stock at a rate greater than the rate at which dividends are paid on Series A Preferred Stock (based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date the dividend is declared).  Dividends on Series A Preferred Stock shall be in preference to dividends paid on the Common Stock or hereinafter issued Preferred Stock.

Section 3.                      Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the Holder of each share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote or consent of stockholders. Each share of Series A Preferred Stock shall entitle the Holder thereof to such a number of votes per share equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible pursuant to Section 6 hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

Section 4.                      Reacquired Shares. Any shares of the Series A Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors; provided that such shares may not be reissued as shares of Series A Preferred Stock.

Section 5.                      Liquidation, Dissolution or Winding Up.

(a)           Upon any liquidation, dissolution or winding-up of the Corporation (“Liquidation Event”), the Holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon before any distribution or payment shall be made to the holders of any Common Stock or hereinafter issued Preferred Stock.  For the purposes of this Certificate, a Liquidation Event shall include (i) the effectuation by the Corporation or third-party acquirors of a transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed of to a single person or group of affiliated persons, (ii) the consolidation or merger of the Corporation with or into any other corporation or corporations or (iii) the sale of all or substantially all of the Corporation’s assets.

(b)            Upon any Liquidation Event, and after full payment as provided in Section 5(a) above, the remaining assets of the Corporation shall be available to be distributed to all holders of the Common Stock and other Preferred Stock of the Corporation.

Section 6.                      Conversion.

(a)           (i)           At the option of the Holder, subject to the provisions for adjustments hereinafter set forth, each share of the Series A Preferred Stock shall be convertible, at any time, in the manner hereinafter set forth, into a number of fully paid and nonassessable shares of Common Stock of the Corporation computed by multiplying the number of such shares of Series A Preferred Stock to be converted by the sum of the Stated Value (such amount to be adjusted proportionately in the event the shares of Series A Preferred Stock are adjusted into a lesser number or subdivided into a greater number) plus all accrued and unpaid dividends thereon, and dividing the result by the Conversion Price.  For the purposes of this Section 6(a)(i), the minimum amount of Series A Preferred Stock that may be converted in any conversion shall be the lower of 25,000 shares of the Series A Preferred Stock or the remaining shares of Series A Preferred Stock owned by the Holder.  The “Conversion Price” per share of Series A Preferred Stock shall initially be $0.20, which price shall be subject to adjustment as provided herein.

(ii)           The Series A Preferred Stock plus all accrued and unpaid dividends thereon shall be automatically converted into Common Stock, at the then applicable Conversion Price, in the event of (a) an underwritten public offering of shares of Common Stock at a public offering price per share that would value the Corporation at not less than $0.80 per share (subject to adjustment) of Common Stock in an offering of not less than $20,000,000.00 or (b) the vote of the Holders of two-thirds of the outstanding Series A Preferred Stock.

(iii)           If after January 1, 2011, the volume weighted average price (“VWAP”) for 15 trading days out of any 20 consecutive trading days exceeds $0.80 (subject to adjustment to reflect stock dividends, stock splits and similar events as provided herein) and the average daily trading volume for such 20 trading day period exceeds 50,000 shares, the Corporation may, at its discretion, convert all or part of the then outstanding Series A Preferred Stock, including accrued but unpaid dividends, into Common at the then Conversion Price.  If the Corporation elects to convert less than all of the outstanding Series A Preferred Stock, then it shall convert the same percentage of the number of shares of Series A Preferred Stock held by each Holder.  For the purposes of this Section 6(a)(iii), VWAP is calculated by taking the weighted average of the price of each trade for each trading day during such 20 trading day period.

(iv)           For the purposes of paragraphs (ii) and (iii) of this Section 6(a), shares of Series A Preferred Stock shall not be converted into Common Stock without the prior written consent of the holder if the Corporation does not convert all accrued but unpaid dividends on such shares of Series A Preferred Stock at the time of conversion.

(b)           The Conversion Price shall be adjusted from time to time as follows:

(i) If the Corporation at any time subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii) If the Corporation at any time while Series A Preferred Stock is outstanding, shall sell or issue any Common Stock or securities convertible into Common Stock or entitling any person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such issuances individually and collectively, a “Dilutive Issuance”), as adjusted hereunder, then, the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received or receivable by the Corporation in connection with such Dilutive Issuance would purchase at the then effective Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance; provided, however, that if a Dilutive Issuance includes options, warrants, or rights exercisable to purchase shares of Common Stock at an exercise price that exceeds by more than twenty percent (20%) the purchase price on a per share basis of other securities issued in such Dilutive Issuance, then such options, warrants, and rights shall not be included in determining the amount of any adjustment to the exercise price in such Dilutive Issuance.  The consideration received by the Corporation for any Dilutive Issuance shall be the sum of all cash and the fair market value of all property other than cash, as determined by the Corporation’s Board of Directors in good faith, received or applied to the benefit of the Corporation plus, for options, warrants, and rights, the amount equal to the exercise price multiplied by the number of securities subject to such option, warrant, or right.  When equity securities are issued in connection with debt securities, the debt securities shall be valued at their full face value when allocating the consideration received by the Corporation between the equity and debt securities.

(iii) Notwithstanding the foregoing, the adjustments provided in this Section 6(b) shall not be triggered by the grant of options to the Corporation’s employees and directors pursuant to an employee incentive plan adopted by the Corporation’s Board of Directors, or the sale of shares pursuant to the exercise of such options, that total less than an aggregate of 10% of the Corporation’s outstanding Common Stock, calculated at the time of the issuance of such options.

(c)           The Holder of any shares of the Series A Preferred Stock may exercise his or its option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office, a certificate or certificates representing the shares of Series A Preferred Stock to be converted accompanied by a written notice, in the form of Exhibit I (a “Notice of Conversion”).  Such Notice of Conversion shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock.  As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such Notice of Conversion relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the Holder of the Series A Preferred Stock so converted shall be entitled and (y) if less than the full number of shares of the Series A Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a certificate of the Series A Preferred Stock, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such Notice of Conversion and of such surrender of the certificate or certificates representing the shares of the Series A Preferred Stock to be converted so that the rights of the Holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith.

(d)           Upon conversion of any Series A Preferred Stock, payment shall be made for unpaid dividends under Section 2 on each converted share of Series A Preferred Stock for the period from the date of issue to the date of conversion.

(e)           The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock or other securities issuable upon the conversion of all outstanding shares of the Series A Preferred Stock.

(f)           In the event there is an adjustment to the Conversion Price pursuant to Section 6, the Corporation shall give the Holder written notice of the effectiveness of the adjustment within five (5) days after the effective date.

Section 7.                      Notices.  The Company shall give the Holder at least thirty (30) days prior written notice of each of the following:

(a) Record Date.  A record date is set by the Corporation for the distribution of cash, securities, or any other property to its shareholders;

(b) Distribution.  The Corporation’s Board of Directors approves a distribution of cash, securities, or any other property to its shareholders without setting a record date;

(c) Dissolution.  The Corporation’s Board of Directors approves to enter a Liquidation Event;

(d) Financial Statements.  So long as 25% of the Series A Preferred Stock remains outstanding, the Corporation shall deliver to all remaining Holders the Form 10-K by the earlier of the date filed with the Securities and Exchange Commission or 105 days of the fiscal year end and Forms 10-Q by the earlier of the date filed with the Securities and Exchange Commission or 50 days of the end of each interim fiscal quarter.

Section 8.                      Executive Committee.  So long as any Holder owns at least 25% of the capital stock of the Corporation on a fully diluted basis and remains a Holder of the Series A Preferred Stock (“Significant Holder”), the Corporation shall maintain (a) an “Executive Committee” comprised of three directors of the Corporation with the initial persons being John Tyson, Tod Turley and Jerrell Clay and (b) a Chairman of the Board position (“Chairman”) initially filled by John Tyson.  In the event that any of such individuals resign as a director or provide a written resignation from the Executive Committee, the individual shall be replaced by another director designated by the Significant Holder.

(a)           The Executive Committee shall be empowered by the Corporation’s Board of Directors to oversee the Corporation’s management in the following areas:

(i)           Sales and marketing including the hiring of a new senior sales marketing manager; and

(ii)           Finance, including establishing spending budgets, including financial forecasting and reporting.

(b)           The Chief Executive Officer of the Corporation shall report to the Executive Committee.  The Chairman shall be the primary liaison for the Executive Committee and shall be authorized to oversee such areas on a day-to-day basis and to work closely with the Chief Executive Officer to gain approvals from the Executive Committee for matters overseen by the Executive Committee.

Section 9.                      Miscellaneous.

(a) Severability                      If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(b) Waiver.  No delay on the part of any Holder in exercising any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

(c) Effectiveness.  This Certificate of Designation shall not be effective until filed with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf, as of this 31st day of March 2009.

aVinci Media Corporation

By: /s/ Chett B. Paulsen
Chett B. Paulsen, President

ATTEST:

/s/Edward B. Paulsen
Edward B. Paulsen, Secretary and Treasurer

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of aVinci Media Corporation (the “Corporation”), into shares of the Corporation’s common stock (the “Common Stock”) according to the conditions indicated in the Certificate of Designation for the Series A Preferred Stock, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:                                            Date to Effect Conversion:___________________________________________________

Shares of Series A Preferred Stock to be Converted:___________________________________

Number of shares of Common Stock to be issued:_____________________________________

Signature:_______________________________________

Name:__________________________________

Address:________________________________